Exhibit 10.7

English Translation

Ref: 2011 Jie Zi No. 11110124

China Merchants Bank

Bank Loan Agreement

China Merchants Bank, Wuxi Branch

Bank Loan Agreement

Ref: 2011 Jie Zi No. 11110124

☒ This Agreement is a specific agreement under a Facility Agreement with reference number -_ (tick the box if applicable)

Lender:     China Merchants Bank, Wuxi Branch (hereinafter referred to as “Party A”)
Person-in-charge: CHENG Zhong

Borrower: Maxclean (Wuxi) Technology Co., Ltd. (hereinafter referred to as “Party B”)
Legal representative / Person-in-charge: YU Chunming

Party B applies to Party A for short term loan due to liquidity needs of its production operation.  After examination, Party A agrees to issue this loan.  Party A and Party B hereby enter into this Agreement and unanimously agree the following terms after sufficient negotiation and in accordance with the relevant laws.

Clause 1	Currency and amount of the loan

RENMINBI FIVE MILLION (in words) ONLY.

Clause 2	Purpose of the loan

The loan is a working capital loan and can only be applied for working capital and liquidity needs.  Without written consent of Party A, Party B may not apply the loan for any other purpose.

Clause 3	Availability period of the loan

The availability period shall be eleven months, commencing from 14 January 2011 and ending on 14 December 2011.  If the actual utilisation date is different from the above commencement date, the date expressly stated on a loan receipt shall be the utilisation date of the loan, and the repayment date shall be extended accordingly, and details expressly stated on the loan receipt shall prevail.

☑           During the availability period of the loan, Party A may issue the loan in instalments in accordance with the actual liquidity requirements of Party B.  The exact amounts, commencement date and maturity date set out in the loan receipt shall prevail.  (Tick the box if applicable)

☒           During the availability period of the loan, Party A is entitled to request Party B to repay the loan in instalments in equal amounts in accordance with the following payment schedule.  (Tick the box if applicable)

                                                -----

Clause 4	Conditions precedent to the loan

Issuance of the loan (including each tranche of loan) under this Agreement is conditional upon the satisfaction of the following conditions by Party B.  If Party B fails to satisfy any of the following conditions, Party A has the right not to issue the loan:

4.1	Party B has provided the relevant information in accordance with the requirements of this Agreement;

4.2	Party B provides cooperation in the course of supervision and inspection by Party A in accordance with the requirements of this Agreement;

4.3	With respect to any utilised loan, Party B has punctual performance of its repayment obligations;

4.4	no event of default occurs on the part of Party B under this Agreement;

4.5	no other breach of this Agreement occurs on the part of Party B.

Conditions precedent to the loan are for the benefits of Party A.  Party A has the right to waive any such conditions unilaterally.

Clause 5	Interest and interest rates of the loan

5.1	Interest rates:

5.1.1	The loan applies: (select either one by ticking the box) ☑ Fixed rate ☒ Floating rate

5.1.2	Determination of interest rates during the availability period of loan

For RMB loan, the benchmark rate shall be the 12 -month / -- year RMB loan lending benchmark rate of financial institutes announced by the People’s Bank of China on the pricing date ☑ floating up ☒ floating down (select either one by ticking the box) 10%.

For foreign currency loan, the benchmark rate shall be the ☒__ month(s)/___day(s) (please select either one by ticking the box)   --  benchmark rate of the corresponding foreign currency loan on the pricing date or one working day or two working days prior to the pricing date: ☒ plus/ ☒ minus (please select either one by ticking the box) _--_ basic point(s) (BPs).  Party A shall determine whether the interest rate determination date shall fall on the pricing date, or one working day or two working days prior to the pricing date in accordance with international practice.

The pricing date means a reference date on which the benchmark rate over an availability period or the floating period of a loan is determined.  If the loan applies a fixed rate, the actual utilisation date of the loan shall be the pricing date.  If the loan applies a floating rate, the pricing date shall be determined in accordance with Clause 5.1.3.

The reference to “the benchmark rate ☐ floating up ☐ floating down” (hereinafter referred to as the “floating rate”) or “the benchmark rate ☐ plus ☐ minus__ basic points” (hereinafter referred to as BPs) means such floating rate and/or BPs determined upon the execution of this Agreement. Party A shall have the right to adjust such floating rate and/or BPs, regularly or irregularly, with reference to any change in the relevant policies of the State, price change in the domestic credit market or change in credit policies of Party A.  In any event Party A decides to adjust the same, Party A shall give 5 working days advanced written notice to Party B.

Such adjustment shall become effective after Party A has notified Party B.  The specific floating rate and /or the BPs applicable to any loan newly utilised by Party B, and any loan which has been utilised prior to such notice becoming effective and has not repaid shall be determined in accordance with such notice given by Party A provided that the benchmark rate and the floating period shall be in accordance with this Agreement.

5.1.3
If the loan applies a floating interest rate, the floating period shall be _/_ month(s)/__ day(s). The benchmark rate applicable to each floating period shall be determined in accordance with Clause 5.1.2.

If the actual utilisation date of the loan is the pricing date of the first floating period, then the first day of each subsequent floating period shall be the pricing date of such floating period.

5.1.4
If Party B fails to apply the loan in accordance with this Agreement, interest on such part of loan not used in accordance with this Agreement shall be calculated at the original interest rate plus 100% from the date on which the purpose of the loan has been changed.

If Party B fails to repay the loan on time, interest on the overdue loan shall be calculated at the original interest rate plus 50% from its maturity date.

The original interest rate refers to the interest rate applicable to the loan before its maturity (including an early maturity date) (in the case of floating rate, the interest rate applicable to the last floating period before its maturity, including an early maturity date).

If the loan is overdue and also not used for such purpose in accordance with this Agreement, interest shall be calculated at such rate above mentioned whichever is higher.

5.1.5	During the loan term, if the People’s Bank of China adjusts its regulation governing loan interest rate, such regulation of the People’s Bank of China shall prevail.

5.2
Interest calculation:  Interest on the loan shall be calculated from the date on which the loan is credited into the account of Party B according to the actual amount of loan utilised and actual number of days lapsed.  Interest shall be calculated once every quarter and the interest calculation date shall be the 20th day of the last month of each quarter.  Daily interest rate shall be calculated in accordance with the relevant regulations of the People’s Bank of China or the international practice.

5.3
Payment of interest:  Party B shall pay interest on each interest calculation date.  Party A may deduct the interest directly from the deposit account of Party B.  If Party B fails to pay the interest on time, Party A shall have the right to impose compound interest on the unpaid interest according to the interest rate then prevailing.

Clause 6	Guarantee (select one by ticking the box according to actual situation.)

☑
6.1The principal and interest of the loan and all relevant expenses under this Agreement shall be guaranteed by Wuxi City New District Chuang You Guaranty Limited, a guarantor designated by Party B.  The guarantor shall provide an irrevocable guarantee to Party A and/or

☒	6.2The loan under this Agreement shall be secured (pledged) by - owned or legally disposed by - and parties shall enter into a collateral (or pledge) agreement.

☒
6.3
Other guarantee methods:           -----            .

~~If this agreement is a specific agreement under a Facility Agreement, this Clause shall not apply.  Debt under this Agreement shall automatically covered by any guarantee provided by a guarantor who has entered into with Party A a collateral/pledge agreement with maximum liability or has provided an irrevocable guarantee with maximum liability.~~

If the guarantor fails to sign the guarantee document and complete the procedures in accordance with the requirements, Party A shall have the right not to issue the loan to Party B.

Clause 7	Rights and obligations of Party B

7.1	Party B shall have the following rights:

7.1.1	the right to utilise and apply the entire loan in accordance with this Agreement;

7.1.2	the right to transfer the debt to any third party upon approval of Party A.

7.2	Party B shall have the following obligations:

7.2.1
truly provide such documents and information, and all information on account-opening banks, account numbers and account balance as required by Party A, and shall cooperate with Party A in its investigation, review and inspection;

7.2.2
accept Party A’s monitoring on its application of funds, and on its production operation and financial activities, and shall take such reasonable measures as recommended or required by Party A in a timely manner;

7.2.3	apply the loan for the agreed purpose under this Agreement, and comply with the requirements of Party A in relation to payment and management of the loan;

7.2.4	fully repay the principal and interest on time in accordance with this Agreement;

7.2.5	obtain written approval of Party A in the event of transfer the whole or part of the debt under this Agreement to a third party;

7.2.6
immediately notify Party A upon occurrence of any of the following events, and cooperate with Party A to implement such protective measures as required by Party A to ensure punctual and full repayment of the principals and interests of the loan and all other expenses under this Agreement:

7.2.6.1	occurrence of material financial loss, loss of assets or other financial crisis;

7.2.6.2	provision of loan or guarantee for the benefit of any third party or for protecting third party from loss, or provision of collateral (or pledge) over its owned property (or rights);

7.2.6.3	deterioration of credit status or decrease in profitability of principal business;

7.2.6.4	closing down of operation, or revocation or cancellation of business licence, or apply for or being applied for bankruptcy or dissolution;

7.2.6.5	its normal operation is being affected by any critical operation or financial crisis of its controlling shareholder, actual controller and other affiliated companies;

7.2.6.6	conducting connected transactions with its controlling shareholder and other affiliated companies that affects its normal operation;

7.2.6.7	any litigation, arbitration, or criminal or administrative punishment that has material adverse consequence to its operation or financial position;

7.2.6.8
change in legal representative, directors or key senior management of the borrower, or restriction on personal freedom imposed by the competent authority of the state due to illegal and disciplinary acts which may affect its normal operation;

7.2.6.9	any other material event that may affect its ability to repay debt;

7.2.7	may not neglect in managing and claiming any debts due and payable, or dispose of any existing major assets at nil consideration or in any other inappropriate manner.

7.2.8
Part B shall obtain prior written approval of Party A prior to any material events such as merger, spin-off, restructuring, equity transfer, joint venture (cooperation), transfer of property rights, reform to shareholding company, foreign investment, substantial increase in debt financing, etc;

7.2.9	Upon request of Party A, Party B: (select by ticking the box according to actual situation) ☒ shall purchase insurance for its core assets and designate Party A as the primary beneficiary;

☒ may not sell or pledge   -   asset designated by Party A before full repayment of the loan;

☒ shall impose the following restrictions on profit-sharing ratio of its shareholders upon request of Party A during the existence of the loan:

                    ----                                                                .

☒ others:                     ----                                                    .

Clause 8	Rights and obligations of Party A

8.1	Party A shall have the following rights:

8.1.1	the right to require Party B to fully repay the principal and interest of the loan on time;

8.1.2	the right to require Party B to provide information on the loan;

8.1.3	the right to understand the production operation and financial activities of Party B;

8.1.4	the right to monitor Party B whether Party B uses the loan for the agreed purpose under this Agreement;

8.1.5
the right to monitor any account of Party B maintained with Party A, and entrust other organizations within China Merchants Bank other than Party A to monitor the account of Party B, and control the loan payment in accordance with the purpose and payment scope agreed by both parties;

8.1.6	the right to deduct the principal and interest of the loan and other relevant expenses directly from the account of Party B;

8.1.7
the right to transfer its creditor’s right over Party B, and to notify Party B such transfer by the ways Party A deems appropriate, including but not limited to by fax, by mail, by personal delivery or by announcement on public media, and call back the loan from Party B;

8.1.8
in the case of buyer's credit at seller's interest cost operation, and the seller’s credit at buyer’s interest cost operation, Party A has the right to not to issue the loan to Party B prior to its receipt of a Letter of Undertaking to Pay Interest submitted by the relevant seller/buyer;

8.1.9	the right to call the loan before maturity in accordance with the capital recovery status of Party B;

8.1.10	the right to take measures in accordance with this Agreement if Party B fails to perform its obligations under this Agreement;

8.1.11	such other rights under this Agreement.

8.2	Party A shall have the following obligations:

8.2.1	issue the loan to Party B on the terms and conditions of this Agreement;

8.2.2	keep the financial, production and operation conditions of Party B confidential unless otherwise required by laws and regulations and requirement of the regulatory authorities.

Clause 9	Warranties of Party B

9.1	Party B is duly incorporated and legally subsisting under the law of the PRC. It has a status of a legal person and has sufficient civil capacity enter into and perform this Agreement;

9.2
The entering into and performance of this Agreement has fully authorised by the board of directors or any other competent authority.  This Agreement is validly and legally binding on Party B from the date of this Agreement;

9.3
The loan and its purpose are in compliance with the laws and regulations.  Party B will not apply the loan in: investment of fixed assets or equity; illegal speculation of marketable securities, futures and real estate; cross lending for illegal income; such areas or purposes prohibited by the state; any purpose other than the purpose under this Agreement;

9.4
Where a loan is utilised by way of direct payment, Party B shall regularly (and at least quarterly) report to Party A the payment of the loan.  Party A has the right to check whether the loan is applied for the agreed purpose under this Agreement by way of account analysis, examination or on-site investigation, etc.

Direct payment by a borrower means that Party A issues the loan to the account of Party B according to the utilisation request of Party B, and Party B pays the loan directly to its counterparty for the agreed purpose under this Agreement;

9.5
If Party B needs to apply the loan via online banking and upon consent of Party A, Party B shall accept the restrictive measures imposed by Party A in relation to online banking services, including presetting a payee list, and upper limit of each single payment and instalment payment;

9.6
The documents, information and evidence provided by Party B in relation to Party B, the guarantor, the pledgor and the collateral are true, accurate, complete and valid, and no material error inconsistent with the fact or omission of material fact is contained therein;

9.7
Upon signing and in the course of the execution of this Agreement, there is and will be no litigation, arbitration, or criminal or administrative penalties that have material adverse consequence to Party B or its major assets.  If it occurs, Party B shall immediately notify Party A;

9.8
Party B shall strictly comply with the national laws and regulations in its course of operation, and shall conduct its business strictly in accordance with the scope of business set out in the Business Licence for Legal Person of Party B and punctually complete the registration procedures of annual inspection of the enterprise (legal person);

9.9
Party B shall maintain or improve its current management level, ensure to maintain or add value to its existing assets, not to waive any creditor’s rights due and payable, and not to dispose of any of its existing major assets at nil consideration or in any other inappropriate manners;

9.10	Party B shall ensure that each of the following financial indicators does not fall below the following requirements during the availability period of the loan:

                            --------                                                                                                            .

9.11	Upon signing of this Agreement, there is no material event on the part of Party B that affects its performance of obligations under this Agreement.

Clause 10	Utilisation and application of the loan

10.1
The loan under this Agreement shall be applied by Party B by way of: (select only one by ticking the box according to actual situation.  No multiple option is allowed.  Failure in selecting shall apply Clause 10.1.2)

☑10.1.1	Direct payment

Direct payment means that Party A issues the loan to the account of Party B according to its utilisation request, and Party B pays the loan directly to its counterparty for the agreed purpose under this Agreement;

☐10.1.2	Entrusted payment

Entrusted payment means that, Party A, according to the utilisation request and payment instruction of Party B, pays the loan to counterparty of Party B through  the account of Party B for the agreed purpose under this Agreement.

In the case of entrusted payment, prior approval of Party A is required for overseas payment after issuance of the loan.  Party B may not circumvent the monitoring of Party A by way of online banking, presenting cheque at the issuing bank, breaking down the loans, etc.

☐10.1.3	Combination of direct payment and entrusted payment

In this case, if Party B intends to pay to a single payee a single amount equal to or exceeding RMB Ten Million (or its equivalent amounts in foreign currency) at the time Party B delivers its utilisation request, the entrusted payment under Clause 10.1.2 shall be used.  If Party B intends to pay to a single payee a single amount less than the abovementioned amount, the direct payment under Clause 10.1.1 shall automatically apply.

10.2
Upon utilisation, Party B shall submit an Utilisation Request, loan receipt and such other information required by Party A according to the payment method; otherwise, Party A has the right to reject the utilisation request of Party B.

10.3	If Party A approves and agrees to issue the loan after receipt of the above documents, the actual utilisation date, maturity date and amounts of each utilisation shall be recorded on the loan receipt.

In the case of entrusted payment, Party B authorises Party A to pay the loan to the counterparty of Party B through the account of Party B on the utilisation date (or the first working day after the utilisation).

Clause 11Prepayment

11.1	Party B may request for prepayment provided that consent of Party A must be obtained.

11.2	If Party B prepays the loan, interest shall continue to be calculated in accordance with this Agreement.

Clause 12	Extension

If Party B fails to repay the loan on time under this Agreement and extension is required, Party B shall apply in writing to Party A one month prior to the maturity date under this Agreement.  If Party A agrees to grant an extension after examination, Party A and Party B shall enter into a separate extension agreement.  If Party A disagrees to grant an extension, this Agreement shall remain effective.  Loan already utilised by Party B and the interest payable shall be paid in accordance with this Agreement.

Clause 13	Fees

13.1
Processing fees: Within - days from the date of this Agreement, Party B shall pay a processing fees amounting to - % of the amount of the loan (including the total of local and foreign currency) as stated in Clause 2 in a lump sum payment   .

13.2
All expenses arising from credit investigation, examination and notarization, etc. in connection with this Agreement, and all expenses such as legal fees, litigation cost and travel expenses incurred by Party A in enforcing its creditor’s right if Party B fails to repay the principal and interest of the loan and other fees payable under this Agreement on time, shall be borne by Party B.  Party B authorises Party A to deduct such payment directly from its bank account.  If the balance of the bank account is insufficient, Party B undertakes that it shall pay the shortfall after receipt of notice from Party A, without further evidence thereof provided by Party A.

Clause 14	☒ Special-purpose account (tick the box if applicable)

14.1	Utilisation of the loan and external payment under this Agreement shall be made through the following account.

Details of the account are as follows:

Name of the account:              --                       .

Account number:              --                       .

Opening bank:              --                       .

14.2
In the case of entrusted payment, when necessary, Party A may have the right to restrict the off-counter payments (such as the online banking, phone banking, etc.) and exchange through the above account.

Clause 15	Monitoring the capital-return status of Party B

15.1	After this Agreement becoming effective but full repayment of all financing debt by Party B, Party A and Party B agree to designate the following account as Party B’s capital-returning account:

Name of the account: -- .

Account number: -- .

Opening bank: -- .

15.2
This account shall be monitored in accordance with the following requirements: --                          .

Party A has the right to call back the loan before maturity with reference to the capital-return status of Party B.  Where this account receives any returned capital, such part of the loan with an amount equivalent to the amount of the returned capital may be deemed to be early matured, and Party A has the right to deduct such sum directly from this account to repay such part of the loan;

15.3
In the case of entrusted payment, when necessary, Party A may have the right to restrict the off-counter payments (such as the online banking, phone banking, etc.) and exchange through the above account.

15.4	Party B shall provide details of capital flow in and out from the above account on a quarterly basis, and cooperate with Party A in its monitoring the relevant accounts and capital return.

Clause 16	☐ In the case that Party B is a client subject to credit management of Party A’s group, Party A and Party B unanimously agree and enter into the following agreement (tick the box if applicable):

16.1
If Party B enters into a connected transaction which represents more than 10% of its net assets, Party B shall inform Party A within 5 working days after the transaction takes place and shall ensure that the details set out in the notice are full and complete.  The notice shall include:

16.1.1	Relationship between parties to the transaction;

16.1.2	Subject and nature of the transaction;

16.1.3	Amount of the transaction or its percentage;

16.1.4	Pricing policy (including transaction at nil or notional consideration).

16.2
Prior written consent of Party A is required for any transfer of equity in, or major assets, of Party B.  “Transfer of major assets” means the assets to be disposed of represent more than 20% of the latest audited total assets of Party B, or profits attributable to the assets to be disposed represent more than 20% of the latest audited profits of Party B.

16.3
“Connected transaction” means a transfer of resources or obligations between connected parties, whether at any consideration.  “Connected party” of a particular party is a party which is able to control, directly or indirectly, or jointly control that particular party, or impose material influence over that particular party.  If two or more parties are under the same control of another party, they are also connected party.  Party B agrees that the definition of connected party determined by Party A shall prevail.

16.4
The “group” referred to in this Agreement means a group of legal persons that directly or indirectly holds shareholdings in one another (or controls one another), or bears substantial material risks (such as under same control of a third party, other connected relationship, or assets or profits may be transferred not at fair price).  “Control” means one party has actual controlling power or substantial influence over the other party in decision making, fund operations and appointment of senior management.  Party B agrees that the decision of Party A on whether a company is a member of a group shall prevail.

Clause 17    This Agreement is secured by real estate property.  To avoid any loss incurred to Party A’s creditors rights resulting from demolition, relocation or requisition of or potential risk of demolition, relocation or requisition, of the subject property, Party A and Party B unanimously agree the followings after negotiation:

17.1
In the event that Party B is aware that the subject property has been or may be included in any government’s demolition, relocation or requisition plan, Party B shall immediately inform Party A and procure the pledgor to continue to pledge the subject of any compensation provided by a developer as collateral in respect of the debts of Party B and complete the relevant procedures in a timely manner in accordance with Clause 18 of the Collateral Agreement, or provide Party A with such other collateral with sufficient value as designated by Party.

17.2
Where there is a change in collateral as abovementioned and it is required to create a new collateral or to take other measures, all expenses arising therefrom shall be borne by the pledgor provided that Party B shall be jointly liable for such expenses.  Party A shall be entitled to deduct such expenses from any account maintained by Party B with Party A or any other operation bodies of China Merchants Bank.

This s term does not apply to this Agreement if this Agreement is a specific agreement under a Facility Agreement.

Clause 18	Event of default and remedial measures

18.1	If any of the following events occurs on the part of Party B, an event of default shall be deemed to have occurred:

18.1.1
Party B is in breach of Clause 7.2.1 of this Agreement where it provides Party A with false information or conceals any material fact, or fails to cooperate with Party A in its investigation, review and inspection, or fails to rectify the same within the prescribed reasonable period of time required by Party A;

18.1.2
Party B is in breach of Clause 7.2.2 of this Agreement where it fails to accept or avoid the monitoring of Party A over its application of the loan and its production and management and financial activities;

18.1.3
Party B is in breach of Clause 7.2.3 of this Agreement where it fails to apply the loan for the agreed purpose under this Agreement, or fails to comply with the requirements of Party A in relation to fund payment management and report;

18.1.4	Party B is in breach of Clause 7.2.4 of this Agreement where it fails to fully repay the principal and interest on time under this Agreement;

18.1.5
Party B is in breach of Clause 7.2.5 of this Agreement where it transfers the debt under this Agreement to a third party unilaterally without consent; or in breach of Clause 7.2.7 of this Agreement where it neglects in managing and claiming any debt due and payable or dispose of its existing major assets at nil consideration or in other inappropriate manners;

18.1.6
Party B is in breach of Clause 7.2.6 of this Agreement where it fails to notify Party A in a timely manner upon occurrence of any events set out in Clause 7.2.6, or fails to cooperate to provide further measures to protect the debts under this Agreement upon request of Party A when Party A is aware that such event has occurred on the part of Party B; or Party A considers that such event affects its safe recovery of such loan;

18.1.7	Party B is in breach of Clause 7.2.8 of this Agreement where it fails to obtain prior approval of Party A prior to any of the material events referred to in that clause;

18.1.8	Party B violates Clauses 9.1, 9.2 or 9.6, or 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10 or 9.11 of this Agreement and fails to rectify the same in a timely manner upon request of Party A;

18.1.9
Party B fails to utilise or apply the loan in accordance with Clause 10 of this Agreement, or breaches Clause 15 of this Agreement where Party B fails to apply the funds in the capital-return account according to Party A’s requirement, or fails to accept the monitoring of Party A, or fails to rectify such default in a timely manner upon request of Party A;

18.1.10
There is a material event of default by Party B under a legal and valid contract entered into by Party B and its other creditors and such breach is not resolved within three months from the date of breach of such contract.

“Material event of default” above mentioned means an event of default under which its creditor is entitled to make a claim of over RMB ___---__.

18.1.11
Party B is in breach of other obligations under this Agreement, or there is credit deterioration of Party B according to reasonable judgment of Party A, or other circumstances that may affect Party A in realising its creditor’s right;

18.1.12
Party B is in breach of Clause 16.1 of this Agreement where it fails to fully and accurately notify Party A any of its connected transaction representing more than 10% of its net assets in a timely manner, or fails to rectify the same upon request of Party A;

18.1.13	Party B is in breach of Clause 16.2 of this Agreement where it fails to obtain prior written consent before any transfer of equity or material assets;

18.1.14	Party B intends to undermine or avoid the creditor’s right of Party A by way of connected transactions;

18.1.15
Party B shall be deemed to have breached contracts if either Party B or any member within the group of Party B breaches contracts with any of its creditors.  Party A is entitled to decide whether to take any remedial measures under such loan agreement after considering the impact of such event of default on Party B and on the safety of the creditor’s right of Party A, and is entitled to request the guarantor and pledgor to accept liability.

18.1.16
If Party B is in breach of Clause 17 by failing to perform its notification obligations and/or complete the relevant procedures for guarantee within the time period required by Party A, Party B shall be liable for a default payment amounting to __% of the principal of the loan under the master loan agreement.  If any economic losses is so caused to Party A, Party B shall be liable to all economic losses suffered by Party A.

18.1.17	Any other event occurs on the part of Party B that may affect the legitimate interest of Party A in its reasonable opinion.

18.2
If any of the followings occurs on the part of the guarantor and Party A considers that it may affect the ability of the guarantor to provide guarantee and requests the guarantor to eliminate any adverse effect so caused or requests Party B to add or replace any conditions of the guarantee but the guarantor and Party B fail to cooperate, an event of default shall be deemed to have occurred:

18.2.1	any event similar to those set out in Clauses 7.2.6, 7.2.7 or 7.2.8 of this Agreement occurs;

18.2.2	conceals its actual ability to provide guarantee or fails to obtain authorisation from the competent authorities when issuing an irrevocable guarantee;

18.2.3	fails to complete the registration of annual inspection in a timely manner;

18.2.4	neglects to manage and claim any debt due and payable, or dispose of any existing major assets at nil consideration or in other inappropriate manners.

18.3
If any of the following event occurs on the part of the pledgor and Party A considers that the collateral cannot be created or is under value and thus requests the pledgor to eliminate the adverse effect so caused or requests Party B to add or replace any conditions of the guarantee, the pledgor and Party B fail to cooperate:

18.3.1	does not possess the title or the right to dispose of the collateral or there is dispute over its ownership;

18.3.2	conceals the fact that the collateral is owned in common, rented, impounded, monitored, or its statutory rights has priority over the right to collateral;

18.3.3	the pledgor transfers, rents, re-pledges or otherwise dispose the collateral in inappropriate manners without written consent of Party A;

18.3.4
the pledgor fails to keep, maintain or repair the collateral and causes apparent depreciation of the collateral accordingly, or the act of the pledgor directly undermines the collateral and causes depreciation, or fails to maintain insurance for the collateral during the security period upon request of Party A;

18.3.5	the collateral is or may be requisitioned, demolished or relocated, and the pledgor fails to perform its relevant obligations under Clause 18 of the Collateral Agreement;

18.3.6	any other events occurs or may occur that may affect the value of the collateral or the right of Party A over the collateral.

18.4	If any event of default referred to Clauses 16.1, 16.2 or 16.3 occurs, Party A has the right to take the following measures at one or several times:

18.4.1	to change the entrusted payment condition of the loan, or cancel Party B’s right to utilise the loan by way of “direct payment”;

18.4.2	to cease issuing the loan not utilised by Party B;

18.4.3	to call the principal and interest of any utilised loan and the relevant expenses before maturity;

18.4.4
to deduct directly from any deposit of Party B maintained in any settlement account or other accounts of Party B or entrust any other organizations within China Merchants Bank to deduct the same from any deposit of Party B maintained therein in order to pay all debts of Party B under this Agreement;

18.4.5	to make claims in accordance with Clause 20 of this Agreement.

Clause 19	Variation and termination of this Agreement

This Agreement can be varied or terminated by Party A and Party B by unanimous agreement after negotiation and written agreement.  This Agreement remains valid and effective before such written agreement is reached.  Neither party may vary, amend or terminate this Agreement unilaterally without consent.

Clause 20	Miscellaneous

20.1	Change in circumstances and force majeure

20.1.1
If the lending activity of Party A under this Agreement becomes illegal due to any change in the applicable laws and policies, Party A has the right to terminate this Agreement and declare all utilised loan due and payable.  In such event, Party B shall make the repayment immediately upon request of Part y A.

20.1.2
If Party A incurs additional cost on its lending obligation under this Agreement due to any change in the applicable law and policies, Party B shall indemnify Party A against such additional cost upon request of Party A.

20.1.3
If any party or both parties are affected by force majeure in the course of the performance of this Agreement, the party affected by force majeure shall not be liable for any loss so incurred by the other party, provided that it is obliged to notify the other party and take reasonable measures to prevent further loss, otherwise it shall be liable to compensate the other party for such further loss.

20.2	Reservation of rights

Indulgence or waiver of Party A for any breach or delay by Party B, or Party A’s delay in exercising any of its interests and rights under this Agreement shall not impair, affect or restrict any interests and rights that Party A is entitled to as a creditor under this Agreement and the relevant laws, or operate as permission or agreement by Party A to any breach under this Agreement, or be construed as a waiver of rights by Party A to take action against any existing or future breach of this Agreement.

20.3	Partly invalid

If this Agreement or any part of it becomes invalid in law for any reason, Party B shall continue to perform all its repayment obligations.  In such event, Party A has the right to terminate this Agreement and recover all principal and interest under the loan and other relevant expenses from Party B immediately.

20.4	Notice

All notices and demands given by Party A and Party B in connection with this Agreement shall be given in writing and delivered by personal delivery and deemed to have been delivered upon acknowledgement of the addressee (or if the addressee refuses to accept, on the date on which it is refused to accept), or by mail and deemed to have been delivered after 7 days from the date of postage, or by fax and deemed to have been delivered upon receipt of fax by the receiving fax machine.  If Party A notifies Party B its transfer of creditor’s right or call of loan by way of an announcement published on public media, such notice shall be deemed to have been delivered on the date of the announcement.

Address of Party A:                 No. 9 Xue Qian Street

Address of Party B:

If any party changes its correspondence address, such party shall inform the other party in a timely manner, or it shall be liable for any loss that may be caused.

20.5
The loan receipt and any written supplementary agreement entered into by Party A and Party B after mutual agreement to provide for any matters not provided under this Agreement or any further changes shall form a schedule to, and an integral part of, this Agreement.

20.6	-------- .

20.7	-------- .

20.8	-------- .

Clause 21	Applicable laws and dispute resolution

21.1
The entering into, and interpretation and dispute resolution of, this Agreement shall apply the law of the People's Republic of China.   Interests of Party A and B are under protection of the law of the People's Republic of China.

21.2
Disputes between Party A and Party B arising in the course of the performance of this Agreement shall be settled by negotiation of both parties.  In case of failure, any party may: (tick the box to select):

☑21.2.1	refer the dispute to the people’s court at where Party A is located. OR

☐21.2.2	refer to ______________ Arbitration Commission for arbitration.

☐21.2.3	refer to (tick the box to select):

☐ China International Economic and Trade Arbitration Commission ☐ ____ Branch of China International Economic and Trade Arbitration Commission

Arbitration shall be conducted in accordance with the arbitration rules of financial dispute.

21.3
After this Agreement is submitted by both parties for notarization to effect its enforceability, Party A may apply to the competent people’s court to enforce this Agreement and claim any debts due and payable by Party B.

Clause 22	Effect of this Agreement

This Agreement shall become effective when it is signed (under hand or by name chop) by the legal representatives (principals) or authorized agents of both parties and affixed with the company seal/contract seal and shall automatically lapse on the date on which all principal and interest of the loan and all other related costs are fully paid.

Clause 23	Annexes

This Agreement shall be made in four counterparts and each has same legal effect. Party A, Party B and ___________  shall each hold one counterpart.

Notes:

All terms of this Agreement are concluded after sufficient negotiation by both parties.  Party A has drawn attention of Party B to the terms relating to waiver or limitation of liability of Party A, rights that Party A is solely entitled to, or the terms imposing additional liability on Party B or restricting rights of Party B,   and requested Party B to have full and accurate understanding of such terms.  Party A has explained the terms accordingly upon request of Party B.  Parties to this Agreement have the same understanding of the terms of this Agreement.

 (intentionally left blank)

(Execution page)

Party A:     /S/  China Merchants Bank Co., Ltd, Wuxi Branch

Person-in-charge or authorised agent: (sign/seal)     /S/ CHENG Zhong

Party B:  /S/  Maxclean (Wuxi) Technology Co., Ltd.

Legal representative / responsible person or authorised agent: (sign or seal):

/S/  YU Chunming

Dated: 14 January 2011